Exhibit 10.3

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is entered into between Franklin Wireless Corp., a Nevada corporation (the “Company,” which term shall include any successor by merger, consolidation, sale of substantially all of the Company’s assets or otherwise), and Yun J. (“David”) Lee (“Executive”) effective as of October 1, 2021 (“Effective Date”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control, whether voluntary or involuntary.  The Board of Directors of the Company (the “Board”) recognizes that such consideration or concern can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a change of control of the Company .

B. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

C. The Board believes that it is imperative to provide Executive with certain benefits upon a change in control of the Company.  These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Definition. For purposes of this Agreement, the term “Change of Control” will mean the occurrence of any one or more of the following events:

(i) Any person or company, or affiliated group, becomes the owner of more than fifty percent (50%) of the Company’s Common Stock; or

(ii) If during any 12–month period, individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director; or

(iii) A reorganization, merger, consolidation or similar transaction that will result in the transfer of ownership of more than fifty percent (50%) of the Company’s outstanding Common Stock or that will result in the issuance of new shares of Company Common Stock in an amount equal to more than fifty percent (50%) of the amount of Common Stock outstanding immediately prior to such issuance; or

(iv) Liquidation or dissolution of the Company or sale of substantially all of the Company’s assets.

2. At–Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at–will, as defined under applicable law.

3. Severance Payment.  Upon a Change of Control, the Company will provide the following benefits to Executive as set forth below:

(i) The Company will pay to Executive, within ten (10) days after the Change of Control, a lump sum cash amount of Two Million Dollars ($2,000,000), by wire transfer to an account designated by Executive; and

(ii) Immediately prior to the Change of Control, one hundred percent (100%) of Executive’s then outstanding and unvested stock options will vest, become immediately exercisable and remain exercisable for the period prescribed in the applicable stock option agreement, without respect to any expiration or termination resulting from the termination of Executive’s employment by the Company..

4. Withholding. All payments required to be made by the Company to Executive under this Agreement will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as may be required by law.

5. Arbitration. Any dispute or controversy between the parties involving the construction or application of any terms, covenants or conditions of this Agreement, or any claim arising out of or relating to this Agreement, or any claim arising out of or relating to Executive’s employment by the Company that is not resolved within ten (10) days by the parties will be settled by arbitration in the City of San Diego, California, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any decision of the arbitrator(s) will be final and binding upon the parties.

6. No Duty to Mitigate. Benefits payable under Section 3 of this Agreement will neither be governed by any duty to mitigate damages.

7. Successors. This Agreement will inure to and be binding upon the Company’s successors. The Company will require any successor to all or substantially all of the business and assets of the Company by sale, merger or consolidation (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume this Agreement expressly. This Agreement is not otherwise assignable by the Company or by Executive.

8. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines, after consultation and agreement with Executive that Section 409A of the Code will result in the imposition of interest and additional tax, Executive shall not be paid any compensation or benefits hereunder upon a separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations promulgated thereunder) until the date which is six (6) months after the date of such separation from service (or, if earlier, the date of death of Executive). Such severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination. All subsequent payments, if any, will be payable as provided in this Agreement. It is the intent of this Agreement to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.

9. Term of Agreement. This Agreement shall remain in effect for three years from the date hereof, at which time it will expire.

10. Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement will be deemed a waiver of a subsequent breach.

11. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

12. Controlling Law. This Agreement will be controlled and interpreted pursuant to California law.

13. Conflict. In the event of a conflict between this Agreement and the provisions of any other compensation or benefit arrangement between the Company and Executive, this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

By: /s/ David Lee
Yun J. (“David”) Lee

Franklin Wireless Corp.

By:	/s/ Gary Nelson
Gary Nelson, Chairman